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                                                                     EXHIBIT 5.1

                                Andrews & Kurth
                       Mayor Day Caldwell & Keeton L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002


                                December 26, 2001




Board of Directors
El Paso Corporation
1001 Louisiana Street
Houston, Texas 77002

Gentlemen:

                  We have acted as counsel to El Paso Corporation, a Delaware corporation (the "Company"), in connection with the Company's offer and sale of up to 20,294,118 shares (the "Shares") of common stock, par value $3.00 per share (the "Common Stock") pursuant to the Company's Registration Statement on Form S-3 (Registration No. 333-59704) declared effective by the Securities and Exchange Commission on May 4, 2001 (the "Registration Statement"), as supplemented by the Prospectus Supplement dated December 20, 2001 (the "Prospectus Supplement"). The Shares include 2,647,059 shares being offered and sold by the Company pursuant to the over-allotment option granted to and exercised by J.P. Morgan Securities Inc. (the "Underwriter").

                  As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examinations, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. Without limiting the foregoing, we have examined the Underwriting Agreement, dated December 20, 2001 (the "Underwriting Agreement") by and between the Company and the Underwriter.

                  Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

         1. the Company has been duly formed and is validly existing as a corporation under the Delaware General Corporation Law (the "DGCL"); and


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El Paso Corporation
December 26, 2001
Page 2


         2. the Shares have been duly authorized and, when issued and paid for as described in the Registration Statement, as supplemented by the Prospectus Supplement relating to the offer and sale of the Shares and the Underwriting Agreement, be duly authorized, validly issued, fully paid and nonassessable.

         The foregoing opinions are limited to the Federal laws of the United States of America, the laws of the State of Texas and the DGCL, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company, the incorporation by reference of this opinion by the Registration Statement and the reference to our firm under the caption "Legal matters" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities Exchange Commission relating thereto.

                                   Sincerely,


                                   /s/ ANDREWS & KURTH
                                   MAYOR DAY CALDWELL & KEETON L.L.P.


1198/2677/2805